Exhibit 10.2

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AFTER RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE DEBENTURE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS DEBENTURE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

THESE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO RIGHTS AND OBLIGATIONS AS SET FORTH IN A SECURITIES PURCHASE AGREEMENT DATED AS OF MARCH 25, 2004, AND A REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 25, 2004, IN EACH CASE AMONG STAR SCIENTIFIC, INC. AND CERTAIN OTHER PARTIES THERETO AS SUCH MAY BE AMENDED FROM TIME TO TIME.

THIS DEBT INSTRUMENT IS BEING ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273(a) OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). THE HOLDER MAY OBTAIN THE “ISSUE PRICE,” THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE “ISSUE DATE,” THE YIELD TO MATURITY, THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE OF THIS DEBT INSTRUMENT BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY’S CHIEF FINANCIAL OFFICER, 801 LIBERTY WAY, CHESTER, VA 23836 (804) 530-0535.

SECOND AMENDED & RESTATED

8% SENIOR CONVERTIBLE DEBENTURE DUE MARCH 25, 2006

OF

STAR SCIENTIFIC, INC.

Debenture No.: 1	Original Principal Amount: $9,000,000
Original Issuance Date: March 25, 2004	New York, New York
First Amended and Restated Date: April 15, 2004
Second Amended and Restated Date: September 15, 2004

THIS SECOND AMENDED AND RESTATED DEBENTURE (“Debenture”) is a duly authorized debenture of STAR SCIENTIFIC, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company’s 8% Senior Convertible Debentures Due March 25, 2006 (“Maturity Date”). This Debenture amends, restates and supercedes in all respects the 8% Senior Convertible Debenture Due March 25, 2006 originally issued by the Company on March 25, 2004 and amended and restated on April 15, 2004. In the event that, pursuant to Section 6(f) below, this Debenture is exchanged or replaced with multiple Debentures or issued to permitted assigns, such Debentures shall collectively be referred to as the “Debentures”.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of MANCHESTER SECURITIES CORP., a New York corporation, or its permitted registered assigns or successors-in-interest (“Holder”) the principal sum of NINE MILLION DOLLARS (U.S. $9,000,000.00) together with all accrued but unpaid interest thereon, if any, when due, whether upon the Maturity Date, on any Put Payment Date with respect to the Put Amount due on such Put Payment Date (each as defined herein) or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) to the extent such principal amount and interest has not been converted into the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue at the rate of 8% per annum from the original date of issuance, March 25, 2004 (the “Issuance Date”), until the same becomes due and payable on the Maturity Date, on any Interest Payment Date (as defined below), on any Put Payment (as defined below), or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof. Interest on this Debenture shall accrue daily commencing on the Issuance Date, shall be compounded quarterly and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 1 hereof. Notwithstanding anything contained herein, this Debenture shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 4(a), unless during that time a Monthly Delay Payment is accruing under the Registration Rights Agreement, at the rate (the “Default Rate”) equal to the lower of twelve percent (12%) per annum or the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

Except as provided in Section 1 below, all payments of principal and interest on this Debenture shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture or by Company check. This Debenture may not be prepaid in whole or in part except as otherwise provided herein or in the Transaction Documents. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Securities Purchase Agreement dated on or about the March 25, 2004 pursuant to which the Debentures were originally issued (the “Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Company’s Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, (v) the approval or public announcement of any of the events set forth in (i), (ii), (iii), or (iv) above, or (vi) the execution by the Company of an agreement to which the Company is a party or which it is bound providing for an event set forth in (i), (ii), (iii) or (iv) above.

“Conversion Price” shall equal $3.73 (which Conversion Price shall be subject to adjustment as set forth herein).

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Effective Date” means the date on which a Registration Statement covering all the Underlying Shares and other Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the SEC.

“Effective Registration” shall have the meaning set forth in the Purchase Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Market Price” shall equal the arithmetic mean of each of the daily VWAP’s during the twenty (20) Trading Days immediately preceding the date as of which such Market Price is being determined. The VWAP’s used to determine the Market Price shall be appropriately and equitably adjusted for any stock splits, stock dividends, recapitalizations and the like.

“Per Share Selling Price” shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Company. In the event a fee, other than a customary brokers, finder’s or similar fee, is paid by the Company in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities, issued or sold on or subsequent to the Closing Date, under which the Company is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the fee amount as provided above). In case of any such security issued or sold on or subsequent to the Closing Date in a Variable Rate Transaction or an MFN Transaction (each as defined in the Purchase Agreement), the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Purchaser. In the event the Company reduces the conversion, exercise or exchange price for any Convertible Securities issued or sold on or subsequent to the Closing Date which are currently outstanding (other than pursuant to the terms of the transaction documentation for such securities as in effect on the date hereof), then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price. Notwithstanding the foregoing, the Per Share Selling Price shall be increased, on 20 Trading Days’ written notice, to reverse any reduction that results from (i) any reduction in a conversion price or exercise or exchange price of a Convertible Security, or (ii) the calculation of a lowest potential price of a MFN Transaction or Variable Rate Transaction, to the extent the applicable Convertible Security, MFN Transaction or Variable Rate Transaction terminates or expires without the issuance of securities to the holder thereof at such price. Notwithstanding the foregoing, no such readjustment shall affect the terms of any conversion of this Debenture effected prior to the effectiveness of such readjustment.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Debenture, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Transaction Documents (as defined in the Purchase Agreement) but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the Nasdaq National Market or such other principal market or exchange on which the Common Stock is then listed for trading.

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Approval” shall refer to the approval of the stockholders of the Company of the transactions described in Transaction Documents in accordance with NASD Rule 4350(i) (or the equivalent thereof under the rules of the Principal Market).

“Trading Day” shall mean a day on which there is trading on the Principal Market or such other market or exchange on which the Common Stock is then principally traded.

“Underlying Shares” means the shares of Common Stock into which the Debentures are convertible (including repayment in Common Stock as set forth herein) in accordance with the terms hereof.

“VWAP” shall mean the daily volume weighted average price of the Common Stock on the Principal Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time) using the “HP” function on the date in question. If the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City

Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated on a particular date on any of the foregoing bases, the VWAP on such date shall be the fair market value as reasonably determined by the Holder.

The following terms and conditions shall apply to this Debenture:

Section 1. Payments of Principal and Interest.

(a) Interest. Accrued interest on this Debenture shall be paid quarterly in cash, on each quarterly anniversary of the Issuance Date (each such payment date, an “Interest Payment Date”).

(b) Holder Put Right. Subject to the terms of this Section 1, the Holder shall have the right (the “Put”) exercisable upon 5 Business Days written notice to the Company, to cause the Company to redeem, in cash, the lesser of (i) the remaining principal balance and (ii) 25% of the original principal amount of this Debenture (together with all accrued and unpaid interest thereon) (the “Put Amount”), with such amount to be paid commencing on March 25, 2005 (the “Initial Put Payment Date”) and on each succeeding Interest Payment Date thereafter (a “Put Payment Date”). In the event that Holder elects not to exercise its Put with respect to a given Put Payment Date, then the Put Amount for the following Put Payment Date shall be increased by the Put Amount for the Put which was not exercised.

Section 2. Seniority. Obligations under this Debenture, including any Principal Payments and other payments due under this Debenture, (a) shall rank pari passu with all other Debentures and (b) shall be senior to all other Indebtedness (as defined in the Purchase Agreement) of the Company and its Subsidiaries (as defined in the Purchase Agreement), other than Permitted Indebtedness.

Section 3. Conversion.

(a) Conversion Right of Holder. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder’s option, at any time and from time to time to convert the outstanding Principal Amount under this Debenture in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by facsimile. Notwithstanding anything to the contrary herein, this Debenture and the outstanding Principal Amount hereunder shall not be convertible into Common Stock to the extent that such conversion would result in the Holder hereof exceeding the limitations contained in, or otherwise violating the provisions of, Section 3(i) below. Conversions of this Debenture by Holder shall not affect the Put Amounts in Section 1(b) herein.

(b) Conversion Right of the Company. If, commencing on the date which is 90 days from the date the Registration Statement (as defined in the Registration Rights Agreement) is declared effective, the daily VWAP of the Common Stock has been at or above

200% of the Conversion Price for at least 20 consecutive Trading Days (the “Trigger Period”), the Company shall have the right, subject to the terms and conditions set forth in Section 3(c)(ii) below, to force the Holder to convert this Debenture into Common Shares.

(c) Common Stock Issuance Upon Conversion.

(i) Conversion Date Procedures. Upon conversion of this Debenture pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances (other than liens, claims and encumbrances due to actions taken by Holder), as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price and the rights of the Holders under the Debentures shall cease and the Holder shall be treated for all purposes as having become an owner of Common Stock. The date of any Conversion Notice hereunder shall be referred to herein as the “Conversion Date”. If a conversion under this Debenture cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Company shall, promptly after surrender by the Holder of this Debenture to the Company, promptly deliver to the Holder, upon request, (but no later than five Trading Days after the later of the Conversion Date and such request) a Debenture for such outstanding Principal Amount as has not been converted if this Debenture has been surrendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Debenture to the Company upon any conversion hereunder unless the full outstanding Principal Amount represented by this Debenture is being converted or repaid, in which case the Holder shall promptly surrender this Debenture to the Company. The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion or repayment.

(ii) Mandatory Conversion Right of Company. To exercise its right to require the Holder to convert this Debenture following a Trigger Period, the Company shall send to the Holder a written notice (a “Mandatory Conversion Notice”) which notice must be exercised within 3 Trading Days of the end of the Trigger Period, which notice shall specify the date (the “Mandatory Conversion Date”) on which this Debenture shall be converted, which date shall be not less than 3 Trading Days nor more than 20 Trading Days from the date such notice is received by the Holder, and on the Mandatory Conversion Date, (i) the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price and (ii) the rights of the Holders under the Debentures shall cease and the Holder shall be treated for all purposes as having become an owner of Common Stock. Notwithstanding the foregoing, the Company’s right to require the conversion of this Debenture shall be subject to the following conditions: (i) conversion of this Debenture will be restricted to those numbers of shares of Common Stock that will not cause the Holder to exceed the limitations set forth in Section 3(j)(B) below and will not cause the Holder to become the beneficial holder (when including the number of Warrant Shares beneficially owned by the Holder and pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, but excluding any shares of Common Stock beneficially owned by other persons, other than (A) Warrant Shares, (B) Common Shares, (C) Elliott

Purchased Shares (as defined below), and (D) Option Shares (as defined below), that would otherwise be aggregated with shares beneficially owned by Holder for purposes of determining a “group” under the Exchange Act and further excluding any shares beneficially owned solely due to having voting power over such shares) of more than 9.99% of the total issued and outstanding shares of Common Stock; and (ii) at all times during the Trigger Period and from the date of the Mandatory Conversion Notice to the Mandatory Conversion Date, (A) the Common Shares shall have been registered for resale under the Securities Act; (B) the use of the Prospectus contained in the Registration Statement shall not have been suspended; (C) the Common Stock shall have been continually listed (and not suspended from trading) on the Principal Market; and (D) subject to satisfaction of any conditions to such delivery set forth in this Debenture, the Company shall have timely delivered all shares of Common Stock pursuant to pending Conversion Notices and shall have delivered all applicable shares of Common Stock pursuant to all prior Conversion Notices.

(iii) Stock Certificates. If the Holder is the initial Purchaser under the Purchase Agreement or has otherwise assumed the Purchaser’s obligations under the Purchase Agreement in accordance with the terms thereof, the Company will deliver to the Holder not later than five (5) Trading Days after the later of (i) the Conversion Date or Mandatory Conversion Date (ii) payment in immediately available funds by the Holder of any transfer or similar tax required (provided, however, that no such payment shall be required if the Common Stock issuable upon conversion is to be issued in the name of the Holder) and (iii) delivery to the Company of the Conversion Notice, together with any certificates or opinions required to be delivered therewith, provided that no such certificates or opinions shall be due if the Common Stock issuable upon conversion is to be issued in the name of the Holder (such later date, the “Delivery Date”), a certificate or certificates which, if so required by the Purchase Agreement, shall be free of restrictive legends other than the Rights and obligations Legend) and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of this Debenture. If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Debenture tendered for conversion.

(d) Conversion Price Adjustments.

(i) Stock Dividends, Splits and Combinations. If the Company or any of its Subsidiaries, at any time while the Debentures are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) but excluding rights or warrants set forth in clause (ii) below, in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Distributions. If the Company or any of its subsidiaries, at any time while the Debentures are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 3(c)(i) above), then concurrently with such distributions to holders of Common Stock, the Company shall distribute to holders of the Debentures the amount of such indebtedness, assets, cash or rights or warrants which the holders of Debentures would have received had all their Debentures been converted into Common Stock at the Conversion Price, immediately prior to the record date for such distribution.

(iii) Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Debenture at the Conversion Price in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holder of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with a conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion ratio for such consideration equal to a fraction, the numerator of which is the outstanding Principal Amount and the denominator of which is the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.

(iv) Common Stock Issuances. In the event that the Company or any of its subsidiaries on or subsequent to the Closing Date (A) issues or sells any Common Stock or any Convertible Securities (other than (I) Debentures and warrants, as amended and restated as of April 15, 2004 and as further amended and restated as of September 15, 2004 (the “Warrants”) under the Purchase Agreement, (II) Elliott Purchased Shares and Option Shares under the Elliott Purchase Agreement (as defined below), (III) Common Stock or Convertible Securities pursuant to the Other Related Offerings (as defined below) effected substantially contemporaneously with the Elliott Purchase Agreement (containing substantially the same terms as the Elliott Purchase Agreement other than the amount of shares purchased and the aggregate purchase price paid), including shares of Common Stock issued or issuable (including pursuant to options) to Portside Growth & Opportunity Fund (“Portside”) pursuant to the terms of the Securities Purchase Agreement dated as of April 15, 2004 entered into by and between the Company and Portside, and (IV) the Reedland Warrants (and shares of Common Stock to be issued pursuant to the Restated Non-Circumvention and Finder’s Fee Agreement, entered into between the Company and Reedland Capital Partners, an Institutional Division of Financial West Group, as of March 23, 2004)) or (B) reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding (other than pursuant to terms existing on the date hereof, including the terms of the Reedland Warrants), at or to an effective Per Share Selling Price which is less than the Conversion Price in effect immediately prior to such issue or sale or record date as applicable, then the Conversion Price shall, subject to readjustments as set forth in the definition of “Per Share Selling Price,” be reduced effectively concurrently with such issuance or sale equal such lower Per Share Selling Price; provided that (i) the aggregate purchase price received by the Company pursuant to all such issuances or sales, or (ii) the number equal to (x) the amount by which the Conversion Price exceeds the Per Share Selling Price multiplied by (y) the number of shares of Common Stock then issuable upon conversions of such Convertible Securities, as applicable, exceeds: (A) in the case of conversion of Indebtedness for borrowed money existing as of the Closing Date, $10 million; or (B) in all other cases $1 million. For purposes of determining the foregoing amounts, all issuances, sales of Common Stock or Convertible

Securities, and reduction in the conversion prices thereof, shall be aggregated from the date of this Debenture forward.

Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made hereunder upon issuance of any Excluded Securities. For purposes hereof, “Excluded Securities” means (1) shares of Common Stock issued or issuable to employees, consultants or directors from time to time upon exercise of options, in such case granted or to be granted by the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect as of the Closing Date; or (2) shares of common stock issued in connection with the acquisition by the Company of any other corporation or entity or other strategic transaction including, without limitation, additional investments in companies the Company had existing investments in on the Closing Date.

(v) Rounding of Adjustments. All calculations under this Section 3 or Section 1 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(vi) Notice of Adjustments. Whenever any Conversion Price is adjusted pursuant to Section 3(c)(iii) above, the Company shall promptly deliver to each holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

(vii) Change in Control Transactions. In case of any Change in Control Transaction, then without limiting other rights hereunder, the Holder shall have the right thereafter to, at its option, (A) convert this Debenture, in whole or in part, at the Conversion Price, into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following such Change in Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Debenture could have been converted immediately prior to such Change in Control Transaction would have been entitled if such conversion were permitted, subject to such further applicable adjustments set forth in this Section 3 or (B) require the Company or its successor to redeem this Debenture, in whole or in part, at a redemption price equal to the Principal Amount. To the extent that Holder does not exercise its option described in the immediately preceding sentence, the terms of any such Change in Control Transaction shall include such terms so as to continue to give to the Holders the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Change in Control Transaction. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(viii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(c) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(c).

(ix) Notice of Certain Events. If:

A.	the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

B.	the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

C.	the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company’s stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(e) Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Debentures, not less than 150% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments under this Section 3 but without regard to any ownership limitations contained herein) upon the conversion of this Debenture hereunder in Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.

(f) No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g) Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Debenture by the Holder or the Company shall be made without charge to the holder hereof for any issue or transfer tax or other similar incidental expense in respect of the issuance of such certificate, all of which issue or transfer taxes and other similar incidental expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Debenture when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Holder shall be required to pay any tax or taxes which may be payable in respect of any such transfer.

(h) Cancellation. After all of the Principal Amount (including accrued but unpaid interest and default payments at any time owed on this Debenture) have been paid in full or converted into Common Stock, this Debenture shall automatically be deemed canceled and the Holder shall promptly surrender the Debenture to the Company at the Company’s principal executive offices.

(i) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

(j) Conversion Limitations.

(A) 4.99% Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion of this Debenture pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Debentures) that have limitations on the Holder’s right to convert, exercise or purchase similar to the limitation set forth herein), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, including all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by persons that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act, exists, would exceed 4.99% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”). Holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction.

(B) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Debenture, whether pursuant to this Section 3, or otherwise, if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue (i) upon conversion of the Debentures, (ii) upon exercises of the Warrants, (iii) to Elliott Associates, L.P. (“EALP”) and Elliott International, L.P. (“EILP”) pursuant to a separate Securities Purchase Agreement dated as of April 15, 2004 (the “Elliott Purchase Agreement”) (the issuances of shares to EALP and EILP being referred to herein as the “Elliott Purchased Shares”), (iv) exercises of an option (the “Option”) granted to each of EALP and EILP under the Elliott Purchase Agreement pursuant to the terms set forth therein (the shares issued upon exercise of the Option shall be referred to herein as the “Option Shares”), (v) in connection with any other sale, issuance or potential issuance of Common Stock by the Company that may be considered by the Principal Market (as defined below) to be the same “transaction,” for purposes of NASD Rule 4350(i)(1)(D), as the issuance of Common Stock upon conversion of the Debenture or the issuances described in clause (iii) above (such other sales, issuances or potential issuances, the “Other Related Offerings”), and (vi) upon exercises of the Common Stock Purchase Warrants dated March 25, 2004 issued to Financial West Group, Robert Schacter and Thomas Griesel (the issuances upon such exercises, the “Reedland Issuances”) without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Principal Market Cap”), which amount shall be calculated for all the Debentures as the amount of the Principal Market Cap less the aggregate number of shares of Common Stock issued or to be issued as contemplated by clauses (ii) through (vi), except that such limitation shall not apply in the event that the Company (A) obtains the Shareholder Approval or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or written opinion is obtained, the Holder pursuant to the Purchase Agreement (the “Purchaser”) shall not be issued, upon conversion of Debentures or exercise of any Warrants held by the Purchaser, shares of Common Stock in an amount greater than the amount of the Principal Market Cap allocated to it in accordance with this paragraph. Subject to the following sentence, the Principal Market Cap Allocation of a holder shall be: (I) in the case of the initial holder, prior to any transfers, the Principal Market Cap minus the shares of Common Stock issued or issuable pursuant to clauses (iii) through (vi) above; (II) in the case of a transferor, the amount equal to (x) such transferor’s Principal Market Cap Allocation immediately prior to such transfer minus (y) the amount of the Principal Market Cap Allocation allocated to the applicable transferee pursuant to clause (III)(y), and (III) in the case of any transferee, the sum of (x) such transferee’s Principal Market Cap Allocation immediately prior to the applicable transfer, plus (y) the Principal Market Cap Allocation of the transferor immediately prior to such transfer multiplied by a fraction, the numerator of which is the sum of (1) the principal balance (not including any accrued interest or penalties added to the Principal Amount) of the Debentures so transferred divided by the Conversion Price, plus (2) the number of Warrant Shares issuable upon exercise of any Warrants so transferred, and the denominator of which is sum of (1) the principal balance (not including any accrued interest or penalties added to the Principal Amount) of the Debentures held by the transferor immediately prior to such transfer divided by the Conversion Price, plus (2) the number of Warrant Shares issuable upon exercise of any Warrants held by the transferor immediately prior to such transfer, plus (3) the aggregate number of Warrant Shares and Common Shares previously issued to the transferor upon conversion of Warrants or Debentures, respectively. In the event that any holder of Debentures shall convert all of such holder’s Debentures and exercise all of such holder’s Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Principal Market Cap Allocation, then the difference between such holder’s Principal Market Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Principal Market Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the aggregate principal amount of the Debentures then held by each such holder.

Section 4. Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) a default in payment of the Principal Amount or accrued but unpaid interest thereon of any of the Debentures on or after the date such payment is due (to the extent such principal and/or amount has not been converted into Common Stock in accordance with the terms hereof), including without limitation payments due on any Put Payment Date or Interest Payment Date provided that a default with respect to the payment of interest will not be an Event of Default until it is continuing for five (5) Business Days; (ii) a default in the timely issuance of Underlying Shares upon and in accordance with the terms hereof, which default continues for five Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth Trading Day following the Delivery Date; (iii) at any time following the twentieth consecutive Business Day that the number of shares reserved for issuance under this Debenture is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Principal Amount of this Note (without regard to any limitations on conversion set forth in Section 3(c)(A)); or (iv) failure by the Company for fifteen (15) days after written notice has been received by the Company to comply with any other material provision of any of the Debentures, the Purchase Agreement, the Subordination Agreement or the Registration Rights Agreement (including without limitation, the covenants contained in Section 3 of the Purchase Agreement); (v) a breach by the Company of its material representations or warranties in the Purchase Agreement, the Security Agreement or the Registration Rights Agreement; (vi) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries for in excess of $750,000 or for money borrowed the repayment of which is guaranteed by the Company or any of its Subsidiaries for in excess of $750,000, whether such indebtedness or guarantee now exists or shall be created hereafter; (vii) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry hereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 60 days of the issuance of such judgment; (viii) if the Company or any of its Subsidiaries is subject to any Bankruptcy Event (as defined below); (ix) the Company shall be in material breach of any of the terms of the Security Agreement (as defined below) and such breach shall not have been cured within fifteen (15) days written notice has been received by the Company describing such breach in reasonable detail; (x) the holders of the Debentures shall cease to have a perfected first priority lien in a portion of the collateral under the Security Agreement having a fair market value of $200,000 or more (a “Material Portion”); (xi) in the event that the Company fails, refuses or for any other reason is unable to cause the Registrable Securities (as defined in the Registrable Rights Agreement) covered by the Registration Statement to be listed with the Principal Market or one of the other Approved Markets (as defined in the Purchase Agreement) at all times during the period (“Listing Period”) from the date (“Effectiveness Commencement Date”) which is the earlier of the effectiveness of the Registration Statement and the 90th day following the Closing Date (150th if the SEC elects to review the Registration Statement) until such time as the registration period specified in Section 5 of the Registration Rights Agreement terminates, and such failure shall continue for fifteen (15) days after written notice from the Holder; (xii) the Company shall be in default with respect to its obligation pursuant to Section 3.17 of the Purchase Agreement; (xiii) in the event that shares of Common Stock of the Company are not listed on any of the Approved Markets at all times following the Closing Date, or are otherwise suspended from trading and remain unlisted or suspended for 3 consecutive days, and such failure shall continue for fifteen (15) days after notice from the Holders; (xiv) for so long as any payment under this Debenture is due and owing, and unless the Guarantor is otherwise released from the Guaranty pursuant to the terms thereof, the Guarantor repudiates the Guaranty or the Guaranty ceases to be a valid, binding and enforceable obligation of Guarantor.

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

(b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Debentures, the Holder may declare all of the then outstanding Principal Amount of this Debenture and all other Debentures held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vi) and (viii) of Section 4(a), this Debenture shall become due and payable without further action or notice. In the event of an acceleration, the amount due and owing to the Holder shall be 110% of the outstanding Principal Amount of the Debentures held by Holder; provided, however, that if at the time of acceleration the Holder is unable, due to failure of the Company to comply with this Agreement or the Registration Rights Agreement, to convert this Debenture in full (other than by reason of the limitations contained in Section 3(j) hereof) and to sell all of the resulting shares of Common Stock either pursuant to a current prospectus (other than by reason of blackouts permitted pursuant to Section 2(b) of the Registration Rights Agreement) or Rule 144, then the amount due and owing the Holder shall be the greater of (1) 110% of the outstanding Principal Amount of the Debentures held by the Holder and (2) the product of (A) the average closing price for the Common Stock for the twenty (20) Trading days immediately preceding the Holder’s acceleration and (B) the fraction, the numerator of which is the outstanding Principal Amount and the denominator of which is the Conversion Price. In either case the Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within seven days of Holder’s request. The remedies under this Debenture shall be cumulative.

Section 4A. Additional Redemption Rights.

(a) If the Company’s recovery pursuant to settlement or final judgment, with respect to its patent infringement suit against R.J. Reynolds, described in Part II, Item 1 of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2003, is less than $50 million, then upon sixty (60) days’ written notice, the Holder shall have the right to require the Company to redeem this Debenture at the Principal Amount.

(b) [Intentionally Omitted]

(c) If the Registration Statement has not been declared effective within 180 days after the Closing Date, then the Holder shall have the right to sell, upon notice to the Company at any time after the 180th day after the Closing Date, any or all of its Debentures to the Company for consideration (the “Mandatory Repurchase Price”) equal to, the greater of (x) 110% of the outstanding Principal Amount of all such Debentures being sold to the Company by the Holder, or (y) the Conversion Ratio (as defined below) multiplied by the average closing price of the Common Stock for the 20 Trading Days immediately preceding the date of the Holder’s notice to the Company that the Holder intends to exercise its option pursuant to this Section 4A(c) to require sale of the Debentures, in each case payable in cash within 60 days of such sale. Such sale will be effective on the date specified in the applicable notice, which date will be within 60 days of the date of such notice. As of the effective date of the sale, the rights of the Holders under the Debentures shall cease, except with respect to payment of the Mandatory Repurchase Price.

As used above, “Conversion Ratio” means, at any time, a fraction, of which the numerator is the entire outstanding Principal Amount of the Debentures held by the applicable Holder (or such portion thereof that is being redeemed or repurchased), and of which the denominator is the Conversion Price.

Section 5. Security; Guaranty. The Company’s obligations under this Debenture are secured by a first priority lien on all finished goods inventory and accounts receivable of the Company and its Subsidiaries pursuant to a Security Agreement (the “Security Agreement”) by and among, the Company, the Subsidiaries, the holders of the Debentures and Manchester Securities Corp., a New York corporation, as collateral agent. The Company’s obligations under the Purchase Agreement and the Debentures are guaranteed by a Subsidiary pursuant to a guaranty dated as of the date hereof.

Section 6. General.

(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Debenture and/or collecting any amount due under this Debenture.

(b) Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(c) Assignment, Etc. The Holder may assign or transfer this Debenture to any transferee subject to compliance with applicable securities laws, provided that the Holder provide the Company with a legal opinion, reasonably satisfactory to the Company, indicating that such transfer is exempt from the registration requirement of the Securities Act. The Holder shall notify the Company of any such assignment or transfer promptly. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(d) No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

(e) Governing Law; Jurisdiction.

(i) Governing Law. THIS DEBENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(ii) Jurisdiction. The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Debenture. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii) NO JURY TRIAL. THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS DEBENTURE.

(f) Replacement Debentures. This Debenture may be exchanged by Holder at any time and from time to time for a Debenture or Debentures with different denominations representing an equal aggregate outstanding principal balance, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Principal Amount, if different than that shown on the original Debenture), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture.

(g) Notwithstanding anything to the contrary in this Debenture, the Company (or its agent) shall be authorized to deduct and withhold any taxes imposed under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law, on amounts paid or deemed paid in respect of the Debenture, and any amount so deducted and withheld shall be treated as paid by the Company to holders of the Debenture in accordance with the terms hereof. Without limiting the foregoing, in the event of a deemed dividend under section 305 of the Code, holders of the Debenture will pay to the Company the amount of any withholding taxes that become due, or the Company will be entitled to reduce the amount of any other consideration payable to a holder of a Debenture in order to pay such withholding taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Debenture to be duly executed on September 15, 2004.

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito
Name:	Paul L. Perito
Title:	Chairman, President & C.O.O

Attest:

Sign:	/s/ Robert E. Pokusa
Print Name: Robert E. Pokusa

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be Executed by the Holder

in order to Convert a Debenture)

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Debenture) indicated below of this Debenture into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of STAR SCIENTIFIC, INC. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith, including an opinion of counsel reasonably satisfactory to the Company that registration of this issuance is not required under the Securities Act of 1933, as amended. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Debenture pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in Section 3(j)(A) of this Debenture.

Conversion information:
Date to Effect Conversion
Aggregate Principal Amount of Debenture Being Converted
Number of shares of Common Stock to be Issued
Applicable Conversion Price
Signature
Name
Address